Exhibit 99.1

News Release

Contact:	Steve Dale (612)303-0784 steve.dale@usbank.com
Y. MARC BELTON JOINS U.S. BANCORP BOARD OF DIRECTORS
MINNEAPOLIS (March 6, 2009) — U.S. Bancorp (NYSE: USB) announced today that Y. Marc Belton has been appointed to its board of directors. Belton, 49, is executive vice president, Worldwide Health, Brand and New Business Development of General Mills, Inc., a manufacturer and marketer of consumer food products based in Minneapolis, Minnesota. Belton joined General Mills in 1983 and held various leadership positions within the company before moving into his current position in 2005.
“The addition of Marc to our board of directors brings many years of outstanding service in the field of brand management and business development to our organization. His extensive experience and insight will be a valued addition and complement the contributions of the other 12 members of our board,” said Richard K. Davis, chairman, president and chief executive officer of U.S. Bancorp. “We are pleased that he is becoming a member of our board.”
Belton, a resident of the Twin Cities, is a graduate of Dartmouth College and the Wharton School of Business. He also serves on the National Advisory Board of the Salvation Army and the board of the Guthrie Theater.
Minneapolis-based U.S. Bancorp, with $266 billion in assets, is the parent company of U.S. Bank National Association, the 6th largest commercial bank in the United States. The company operates 2,791 banking offices and 5,164 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
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